FORUM FUNDS

INVESTMENT ADVISORY AGREEMENT

Appendix A

Fund	Fee as a % of the Annual Average Daily Net Assets of the Fund	Effective Date
LMCG Global Market Neutral Fund	1.00%	April 1, 2013
LMCG Global Multi-Cap Fund	0.50%	October 1, 2018
LMCG International Small Cap Fund	0.70%	March 30, 2016

IN WITNESS WHEREOF, the parties hereto have caused this Revised Appendix A to be duly executed all as of October 1, 2018.

FORUM FUNDS

/s/ Jessica Chase
Jessica Chase
President, Forum Funds

LMCG INVESTMENTS, LLC

/s/ Joseph F. Tower III
Joseph F. Tower III
Chief Operating & Chief Compliance Officer